Exhibit 99.1

Argo Group Announces 2009 First Quarter Results

Sound underwriting and conservative investment strategies produce profitable results in difficult economic and financial environment

HAMILTON, Bermuda--(BUSINESS WIRE)--May 5, 2009--Argo Group International Holdings, Ltd. (NasdaqGS: AGII), an international underwriter of specialty insurance and reinsurance products, today announced financial results for the three months ended March 31, 2009.

Highlights for the 2009 first quarter include the following:

  Net income was $27.0 million or $0.88 per diluted share, which includes $11.8 million of net pre-tax realized investment losses and other than temporary impairment write-downs in the investment portfolio, versus $36.9 million or $1.20 per diluted share for the first quarter of 2008;
  Pre-tax operating income in the 2009 first quarter was $43.2 million versus $40.0 million in the first quarter of 2008; after-tax operating income per share was $1.13 versus $1.14 for the 2009 and 2008 first quarters, respectively;
  Total revenue was $371.1 million, up 43.8 percent over the first quarter of 2008;
  Gross written premiums increased 43.1 percent to $496.1 million versus $346.6 million in the first quarter of last year;
  Net investment income was $39.3 million versus $38.1 million in the year-ago quarter;
  Book value per share at March 31, 2009, was $45.16 versus $44.18 at Dec. 31, 2008.

Argo Group President and Chief Executive Officer Mark E. Watson III said, "Our business segments produced solid underwriting results in the first quarter as we focused on profitable business in a challenging marketplace. The continued development of Argo Group's business strategy of building an international specialty platform puts us in a good position to react to a changing environment."

FINANCIAL RESULTS

The Company's financial results for the three months ended March 31, 2009, include results produced by Argo Group's Lloyd's of London operation, Heritage Underwriting Agency plc (Heritage), which was acquired in 2008.

For the first quarter of 2009, net income was $27.0 million or $0.88 per diluted share, which includes a net realized loss on a pre-tax basis of $11.8 million associated with the Company’s investment portfolio. The investment loss is primarily a result of an other-than-temporary impairment charge related to equity investments and, to a lesser extent, certain fixed-income investments totaling $14.1 million reduced by net realized investment gains of approximately $2.3 million. This compares to net income of $36.9 million or $1.20 per diluted share for the first quarter of 2008, which included pre-tax net realized gains of $1.3 million. For the quarter ended March 31, 2009, the Company recognized favorable development related to prior years’ loss reserves of $0.9 million versus favorable development of $6.7 million in the year-ago quarter (see segment discussion below).

Total revenue for the 2009 first quarter was $371.1 million versus $258.1 million for the first quarter of 2008. Growth in revenue for the quarter is reflective of the establishment of Argo Re in the first quarter of 2008 and the substantial completion of the acquisition of Heritage in May of 2008. Earned premiums for the three months ended March 31, 2009, were $343.4 million compared to $218.7 million for the same three months in 2008. Net investment income for the quarters ended March 31, 2009 and 2008, was $39.3 million and $38.1 million, respectively.

The Group combined ratio for the first quarter of 2009 was 96.3 percent versus 95.9 percent in the first quarter of 2008. Argo Group’s 2009 first quarter combined ratios for each business segment were Excess & Surplus Lines at 95.1 percent; Commercial Specialty at 91.4 percent; Reinsurance at 57.4 percent; and International Specialty at 97.3 percent.

The Company believes operating income and operating income per share are meaningful measures of Argo Group’s performance, although they differ from net income under generally accepted accounting principles in the United States (GAAP). Operating income and operating income per share consist of net income adjusted by net realized investment gains (losses) and taxes related to net realized gains (losses). Pre-tax operating income for the three months ended March 31, 2009, was $43.2 million, up from $40.0 million in the first quarter of 2008. Operating income per share for the three months ended March 31, 2009, was $1.13 as compared to $1.14 for the same period of 2008. For a reconciliation of these non-GAAP measures, please refer to the reconciliation table attached to this news release.

At March 31, 2009, the investment portfolio was $4.1 billion with a net pre-tax unrealized loss of approximately $1.2 million versus a $6.8 million net pre-tax unrealized loss at Dec. 31, 2008.

SEGMENT RESULTS

Excess & Surplus Lines (E&S) – For the first quarter of 2009, gross written premiums for E&S totaled $146.1 million, resulting in pre-tax operating income of $24.0 million. This compares to gross written premiums of $160.1 million and pre-tax operating income of $26.9 million in the first quarter of 2008. The decline in gross written premium in the quarter is the result of significant and continued competition in this segment. The combined ratios for the first quarter periods of 2009 and 2008, respectively, were 95.1 percent and 91.2 percent. The underwriting results for the first quarters of 2009 and 2008 include favorable prior years’ loss development of $3.4 million and $5.1 million, respectively.

Commercial Specialty – During the first quarter of 2009, gross written premiums for Commercial Specialty were $111.0 million, generating pre-tax operating income of $15.7 million, compared to gross written premiums of $137.3 million and pre-tax operating income of $13.1 million during the same period in 2008. The decline in gross written premium in the quarter was in part the result of a decision to non-renew one large account written in the prior year. The combined ratio for the 2009 first quarter was 91.4 percent, versus a 2008 first quarter combined ratio of 93.1 percent. The underwriting results for the first quarter of 2009 and 2008 included minimal prior years’ loss development.

Reinsurance – The Reinsurance segment includes third-party reinsurance business originated by Argo Re and other reinsurance programs. For the quarter ended March 31, 2009, gross written premiums for Reinsurance were $54.1 million generating pre-tax operating income of $10.1 million and a combined ratio of 57.4 percent. This compares to gross written premiums of $50.3 million, pre-tax operating income of $5.4 million and a combined ratio of 73.3 percent for the quarter ended March 31, 2008. Approximately 50 percent of the gross written premiums for this segment are written in the first quarter of the year. The underwriting results for the first quarter of 2009 included favorable prior years’ loss development of $2.8 million compared to no development for the first quarter of 2008.

International Specialty – The International Specialty segment includes business originated by Heritage Underwriting Agency plc, Argo Group’s Lloyd’s of London operation, which was acquired in 2008. For the three-month period ended March 31, 2009, gross written premiums were $184.7 million, generating pre-tax operating income of $4.2 million and a combined ratio of 97.3 percent.

Run-off Segment – Argo Group’s Run-off segment includes financial results for (a) asbestos and environmental liabilities; (b) the former Risk Management segment; and (c) all legacy operations for PXRE Group. For the three months ended March 31, 2009, the Run-off segment produced an operating loss of $1.7 million versus pre-tax operating income of $3.2 million for the first quarter of 2008. Investment income related to the Run-off segment was $6.8 million versus $9.9 million in the first quarters of 2009 and 2008, respectively. Run-off results for the quarter ended March 31, 2009, included an increase to prior years’ loss of $5.0 million related primarily to the settlement of one large group of claims, compared to $1.1 million of favorable development in the first quarter of 2008.

CONFERENCE CALL

Argo Group will conduct an investor conference call starting at 8 a.m. EDT (9 a.m. ADT) tomorrow, Wednesday, May 6, 2009. A live webcast of the conference call can be accessed by visiting Argo Group’s investor relations Web site at www.argolimited.com and clicking on the following links: Investors – News & Events – Webcasts. Participants inside the U.S. and Canada can access the call by dialing (888) 713-4215 (pass code 88585036). Callers dialing from outside the U.S. and Canada can access the call by dialing (617) 213-4867 (pass code: 88585036).

Shortly after the conclusion of the conference call, a webcast replay will be made available by visiting www.argolimited.com and clicking on the following links: Investors – News & Events – Webcasts. In addition, an audio replay of the call will be available through May 13, 2009 for callers dialing from inside the U.S. and Canada by dialing (888) 286-8010 (pass code 11263664). Callers dialing from outside the U.S. and Canada can access the call replay by dialing (617) 801-6888 (pass code 11263664).

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess & Surplus Lines, Commercial Specialty, Reinsurance, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may differ materially from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group's filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group's objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(financial tables follow)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Total investments	$4,055.1	$3,995.4
Cash and cash equivalents	10.8	5.2
Accrued investment income	30.3	34.2
Receivables	1,559.1	1,533.2
Goodwill and intangible assets	258.1	257.6
Deferred acquisition costs	181.3	178.2
Ceded unearned premiums	219.1	208.8
Other assets	165.7	168.9
Total assets	$6,479.5	$6,381.5

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$3,062.0	$2,996.6
Unearned premiums	833.1	807.6
Ceded reinsurance payable	556.2	603.4
Debt	124.0	117.3
Junior subordinated debentures	311.4	311.4
Other liabilities	208.5	192.3
Total liabilities	5,095.2	5,028.6

Total shareholders' equity	1,384.3	1,352.9
Total liabilities and shareholders' equity	$6,479.5	$6,381.5

Book value per common share	$45.16	$44.18

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
FINANCIAL HIGHLIGHTS
ALL SEGMENTS
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)

Gross Written Premiums	$496.1	$346.6
Net Written Premiums	351.5	237.5

Earned Premiums	343.4	218.7
Net Investment Income	39.3	38.1
Realized investment gains (losses), net	(11.8)	1.3
Fee Income	0.2	-
Total Revenue	371.1	258.1

Losses and Loss Adjustment Expenses	203.2	131.6
Underwriting, Acquisition and Insurance Expenses	127.3	78.2
Interest Expense and Other	9.2	7.0
Total Expenses	339.7	216.8

Income Before Taxes	31.4	41.3
Income Tax Provision	4.4	4.4
Net Income	$27.0	$36.9

Net Income (Loss) Before Taxes:
From Operations	$43.2	$40.0
Realized investment gains (losses), net	(11.8)	1.3
Income Before Taxes	31.4	41.3
Income Tax Provision	4.4	4.4
Net Income	$27.0	$36.9

Net Income per Common Share (Basic)	$0.88	$1.20

Net Income per Common Share (Diluted)	$0.88	$1.20

Weighted Average Common Shares:
Basic	30.6	30.7
Diluted	30.7	30.8

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SEGMENT DATA
(in millions)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)
Excess & Surplus Lines
Gross Written Premiums	$146.1	$160.1
Net Written Premiums	120.5	119.3
Earned Premiums	132.4	128.5

Underwriting Income	$6.3	$11.3
Net Investment Income	17.7	15.6
Operating Income Before Taxes	$24.0	$26.9

Loss Ratio	60.2%	57.7%
Expense Ratio	34.9%	33.5%
GAAP Combined Ratio	95.1%	91.2%

Commercial Specialty
Gross Written Premiums	$111.0	$137.3
Net Written Premiums	80.0	94.8
Earned Premiums	92.5	82.1

Underwriting Income	$7.9	$5.8
Net Investment Income	8.2	7.3
Other Income (Expense)	(0.4)	-
Operating Income Before Taxes	$15.7	$13.1

Loss Ratio	63.0%	65.0%
Expense Ratio	28.4%	28.1%
GAAP Combined Ratio	91.4%	93.1%

Reinsurance
Gross Written Premiums	$54.1	$50.3
Net Written Premiums	35.8	39.3
Earned Premiums	18.5	12.4

Underwriting Income	$7.9	$3.3
Net Investment Income	2.1	2.1
Other Income (Expense)	0.1	-
Operating Income Before Taxes	$10.1	$5.4

Loss Ratio	20.1%	41.8%
Expense Ratio	37.3%	31.5%
GAAP Combined Ratio	57.4%	73.3%

International Specialty
Gross Written Premiums	$184.7	$-
Net Written Premiums	115.1	-
Earned Premiums	100.0	-
		-
Underwriting Income	$2.6	$-
Net Investment Income	3.3	-
Other Income (Expense)	(1.7)	-
Operating Income Before Taxes	$4.2	$-

Loss Ratio	56.5%	-%
Expense Ratio	40.8%	-%
GAAP Combined Ratio	97.3%	-%

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF OPERATING INCOME TO NET INCOME
(in millions)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)

Excess & Surplus Lines	$24.0	$26.9
Commercial Specialty	15.7	13.1
Reinsurance	10.1	5.4
International Specialty	4.2	-
Run-off Lines	(1.7)	3.2
Corporate & Other	(9.1)	(8.6)
Operating Income Before Taxes	43.2	40.0
Realized investment gains (losses), net	(11.8)	1.3
Income Before Taxes	31.4	41.3
Income Tax Provision	4.4	4.4
Net Income	$27.0	$36.9

Net Income per Common Share (Diluted)	$0.88	$1.20

Less: Net Income per Common Share on
Realized investment gains (losses), net (a)	$(0.25)	$0.06

Operating Income per Common Share (Diluted)	$1.13	$1.14

(a) Per diluted share at statutory tax rates

CONTACT:
Argo Group International Holdings, Ltd.
Jay Bullock, 441-278-3727
Chief Financial Officer